Issuer Free Writing Prospectus, dated October 22, 2012

Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-182476

Provectus Pharmaceuticals, Inc.

October 22, 2012

This issuer free writing prospectus relates only to the shares of Series A 8% Convertible Preferred Stock (“Preferred Stock”), par value $.001 per share, together with Series D Warrants to purchase shares of Preferred Stock (the “Warrants”) of Provectus Pharmaceuticals, Inc. (the “Company”), described below and should be read together with the preliminary prospectus filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on September 4, 2012 (the “Preliminary Prospectus”) included in the registration statement on Form S-3 (File No. 333-182476) (the “Registration Statement”) relating to these securities. The Registration Statement and the preliminary prospectus included therein can be accessed at the following website: http://www.sec.gov/Archives/edgar/data/315545/000119312512377758/0001193125-12-377758-index.htm. The most recent preliminary prospectus supplement can be accessed at the following website: http://www.sec.gov/Archives/edgar/data/315545/000119312512377758/0001193125-12-377758-index.htm.

A participant, other than the Company and the underwriter, in the Company’s proposed offering of Preferred Stock and the Warrants, the termination of which was publicly announced by the Company on October 17, 2012 (the “Proposed Offering”), distributed an unauthorized email that contained certain information related to the Company. Neither the Company nor the underwriter were involved in the preparation or distribution of the information contained in the e-mail, and you should not rely on such e-mail. The email contained two attachments: an article relating to the investigational agent, PV-10, and an analyst report dated April 11, 2012. As a result of the distribution of the unauthorized e-mail and attachments prior to the Company’s announced termination of the Proposed Offering, the Company is filing this free writing prospectus even though such Proposed Offering was terminated.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Peter R. Culpepper, Provectus Pharmaceuticals, Inc. 7327 Oak Ridge Highway, Knoxville, TN 37931, at (866) 594-5999 extension 30.